Exhibit 10.6

OCCIDENTAL PETROLEUM CORPORATION

AMENDMENT

TO

SENIOR EXECUTIVE SURVIVOR BENEFIT PLAN

(Effective as of January 1, 1986,

Amended and Restated Effective as of January 1, 1996)

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) adopted the Senior Executive Survivor Benefit Plan (the “Plan”) effective as of January 1, 1986; and

WHEREAS, the Plan was amended and restated effective as of January 1, 1996; and

WHEREAS, it is desirable to further amend the Plan, with respect to participants employed by the Corporation or an affiliate at any time on or after January 1, 2005, in light of the potential application of Section 409A of the Internal Revenue Code of 1986, as amended, to their benefits under the Plan; and

WHEREAS, pursuant to Section K of the Plan, each such participant must consent in writing before the following amendments can apply to his or her benefits under the Plan; and

WHEREAS, for purposes of the Plan, all such participants either have already retired pursuant to an “Approved Retirement,” or are eligible for “Approved Retirement,” as such term is defined in Section M,4 of the Plan, and have made premium payments under the Plan for at least five years;

NOW, THEREFORE, effective October 31, 2008, the Plan is amended as follows with respect to participants who are employed by the Corporation or an affiliate at any time on or after January 1, 2005 and who consent in writing to such amendments:

1.                                       Section C,2 is amended by adding the following paragraph to the end thereof:

“Notwithstanding anything herein to the contrary, an Executive may terminate participation in the Plan and have the Company purchase the policy or policies on his life for the amount set forth above, provided the Executive notifies the Administrator in writing of such election by October 31, 2008, in which case the Company shall purchase the Executive’s ownership interest in the policy or policies on the Executive’s life for the amount set forth above, in the first calendar quarter of 2009.  Effective October 31, 2008, the Executive’s right to terminate participation in the Plan as provided in this Section C,2, shall, to the extent not exercised in accordance with the foregoing, terminate.”

2.                                       Section C,4 is amended by adding the following paragraph to the end thereof:

“Notwithstanding anything herein to the contrary, effective October 31, 2008, no additional Executives shall be selected by Company Management to participate in the Plan and no Executives already participating in the Plan (whether or not retired pursuant to an Approved Retirement) shall be removed from participation.”

3.             The first paragraph of Section H,2 is amended to read as follows:

“The Executive shall be entitled to purchase any or all of the insurance policies on his life which are held by the Company under this Plan pursuant to Section H,1 upon the occurrence of any of the events set forth below. The Executive must provide written notice of his election to purchase such policies not later than 40 days following the occurrence of such event and the Company shall have 10 days following its receipt of such notice to correct such event.  If the Company fails to correct such event within this 10-day period, it shall transfer ownership of such policies to the Executive not later than 24 days after the end of such period.”

OCCIDENTAL PETROLEUM CORPORATION

BY: